Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bridger Aerospace Group Holdings, Inc. of our report dated March 6, 2026 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Bridger Aerospace Group Holdings, Inc. for the year ended December 31, 2025.

/s/ Crowe LLP
Crowe LLP

Atlanta, Georgia

May 8, 2026